Exhibit 10.48

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between Perry Ellis International, Inc. (hereinafter referred to as the “Company”) and Ms. Anita Britt (hereinafter referred to as “Ms. Britt”).

WHEREAS, the Company desires to employ Ms. Britt in the capacity as Chief Financial Officer; and

WHEREAS, the Company and Ms. Britt desire to set forth in this Agreement the terms and conditions of said employment, and to establish a mechanism to resolve disputes relating to said employment, and to establish limitations on post-term solicitation, use of confidential information, and competition;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the Company and Ms. Britt agree as follows:

1. Effective Date and Term.

This Agreement is effective as of March 2, 2009 (the “Effective Date”) and will expire without further notice at 5:00 p.m. e.s.t. on March 1, 2011, and can be terminated at any time by either party in accordance with the terms and conditions expressly set forth herein. The period of time beginning on the Effective Date and running until the earlier of the expiration or termination of the Agreement shall be referred to as the “Term” of the Agreement. This Agreement may be renewed for additional periods of one (1) year upon the mutual written consent of the parties, such written consent given not later than thirty (30) days prior to the expiration of the Term.

2. Duties and Responsibilities.

The Company hereby employs Ms. Britt as the Company’s Chief Financial Officer, with such powers and duties as may be established from time to time by the Company in its discretion. Ms. Britt will report directly to the Company’s Chief Executive Officer. Ms. Britt will devote her full time, attention and energies to the Company’s business. During her employment, Ms. Britt will not engage in any other business activities on her own behalf or for any other entity, other than for the benefit of the Company, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage, without the express written consent of the Company’s Chief Executive Officer. However, nothing in this Agreement shall prevent Ms. Britt from passively investing in business activities so long as such investments require no active participation by Ms. Britt, or from engaging in other charitable or civic activities so long as such activities do not materially detract from Ms. Britt’s job duties herein. Ms. Britt shall be based at the Company’s principal offices in Miami, Florida except for required travel on the Company’s business.

3. Compensation.

a. Base Salary. The Company promises to pay Ms. Britt a Base Salary at an annualized rate of Three Hundred, Seventy-Five Thousand Dollars ($375,000.00), less applicable deductions, payable in installments according to the Company’s normal payroll practices. Any increases in Base Salary shall be at the discretion of the Company’s Chief Executive Officer.

b. Management Incentive Program. Ms. Britt shall be eligible to participate in the Company’s Management Incentive Program (hereinafter, “MIP”). Ms. Britt shall be eligible for up to 40% target bonus under the MIP. The amount and method of payment of any compensation paid to Ms. Britt shall be determined in accordance with the applicable terms of the MIP.

c. Relocation Allowance. The Company will provide relocation benefits to Ms. Britt under the terms and conditions set forth in the separate Relocation Agreement attached hereto as Appendix A.

d. Intentionally Deleted.

e. Automobile Allowance. The Company promises to pay Ms. Britt a monthly automobile allowance in the amount of One Thousand Dollars ($1,000.00) per month, less applicable tax deductions. The payment under this paragraph shall be made on the first regular payroll of each month during the Term. Ms. Britt and the Company acknowledge that, as of the date of this Agreement, the Company is considering implementing certain policies and procedures related to automobile allowances. Ms. Britt and the Company agree that the Company shall have the option, at its discretion, to eliminate the benefit provided under this Paragraph 3.e in favor of a commensurate upward adjustment to Ms. Britt’s Base Salary.

f. Non-Qualified Stock Options. The Company shall grant to Ms. Britt an option (the “Option”) to purchase 10,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Option shall vest as to one-quarter ( 1/4) of the Common Stock immediately on the first anniversary of the Effective Date, as to an additional one-quarter ( 1/4) on the second anniversary of the Effective Date, as to an additional one-quarter ( 1/4) on the third anniversary of the Effective Date, and as to the remaining one-quarter ( 1/4) on the fourth anniversary of the Effective Date, but only so long as Ms. Britt is employed by the Company on each such vesting date. The Option shall be forfeited to the extent that it is not vested as of the date Ms. Britt’s employment is terminated for any reason by Ms. Britt or by the Company. The Option shall be subject to such other terms, conditions, and/or restrictions as determined by the Company and as set forth in the related stock option agreement to be entered into between Ms. Britt and the Company.

g. Restricted Stock. Ms. Britt shall be granted 10,000 fully registered shares of the Company’s common stock of the class listed on the NASDAQ (“Shares”) One-quarter. ( 1/4) of the Shares shall vest on the first anniversary of the Effective Date, one-quarter ( 1/4) of the Shares shall vest on the second anniversary of the Effective Date, one-quarter ( 1/4) of the Shares shall vest on the third anniversary of the Effective Date, and one-quarter ( 1/4) of the Shares shall vest on the fourth anniversary of the Effective Date, but only so long as Ms. Britt is employed by the Company on each such vesting date. The Shares shall be forfeited to the extent that they are not vested as of the date Ms. Britt’s employment is terminated for any reason by Ms. Britt or by the Company. The Restricted Stock shall be subject to such other terms, conditions, and/or restrictions as determined by the Company and as set forth in the related Restricted Stock agreement to be entered into between Ms. Britt and the Company.

e. Long Term Incentive Plan. Ms. Britt shall be eligible to participate in the Company’s Long Term Incentive Plan (hereinafter, “LTI”), so long as Ms. Britt meets the applicable eligibility requirements of the LTI. Any awards to Ms. Britt under the LTI shall be subject to the discretion of the Company’s Board of Directors.

f. Other Employee Benefits. Ms. Britt will be eligible to participate in any other group employee benefit plan that is generally available to all Company employees, so long as Ms. Britt meets the applicable eligibility requirements of individual benefit plan and subject to the terms and conditions of each benefit plan.

4. Ms. Britt’s Death or Inability to Perform

In the event of Ms. Britt’s death, this Agreement and the Company’s obligation to pay Ms. Britt’s salary and other compensation automatically end. If Ms. Britt becomes unable to perform her employment duties during the Term of this Agreement, and she has no paid leave of absence available to her, her compensation under this Agreement shall automatically end until such time as Ms. Britt becomes able to resume her job duties for the Company. In the event that Ms. Britt becomes unable to perform her employment duties for a cumulative period of twelve weeks within any span of twelve months, this Agreement and Ms. Britt’s employment will be automatically terminated. In such case, Ms. Britt’s unpaid salary and compensation and unvested equity compensation shall automatically terminate and forfeit.

5. Termination by Company for Cause.

The Company may terminate this Agreement and Ms. Britt’s employment “for Cause” at any time with or without notice. As used herein, “for Cause” shall mean any one of the following:

•	Ms. Britt’s habitual neglect of her job duties and responsibilities; or

•	Commission of any felony; or

•	Commission of a material act of dishonesty or a material breach of a fiduciary duty; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment; or

•	A material breach of this Agreement.

In the event Ms. Britt is terminated “for Cause,” her pay and benefits shall end on her last date of employment and any unvested benefits shall forfeit, and Ms. Britt shall be entitled to no other compensation from that day forward.

6. Termination by Company Without “Cause”

a. Severance Pay. The Company may terminate this Agreement and Ms. Britt’s employment without Cause at any time and for any reason upon written notice to Ms. Britt. In the event that the Company terminates Ms. Britt’s employment without Cause, the Company will pay Ms. Britt severance pay in installments in the aggregate amount of the greater of: (a) the amount of remaining Base Salary described in Paragraph 3.a hereof that would otherwise have been payable for the remainder of the Term; or (b) an amount equal to six (6) months of Base Salary described in Paragraph 3.a hereof. Ms. Britt shall be required to execute a Severance Agreement and General Release in a form that is reasonably satisfactory to both parties in order to receive severance pay. Ms. Britt shall not be entitled to any compensation or benefits from the date of her termination forward. Any severance pay owed to Ms. Britt shall be offset by any repayments owed by Ms. Britt pursuant to the terms of the Relocation Expense Agreement attached hereto as Appendix A.

b. Other Severance Policies. Ms. Britt and the Company acknowledge that, as of the date of this Agreement, the Company is considering implementing certain policies and procedures for severance pay to be provided to certain employees in the event of termination. Ms. Britt and the Company agree that, to the extent Ms. Britt is covered by any such policy, Ms. Britt shall not be eligible for benefits under Paragraph 6.a hereof. In the event that the severance payment that Ms. Britt might otherwise have had available to her under Paragraph 6.a would be greater than the severance payment Ms. Britt would receive in the event of her termination under any Company severance policy created during the Term, the Company will “buy out” the difference.

7. Termination of Agreement by Ms. Britt

Ms. Britt may terminate this Agreement and her employment with the Company upon thirty (30) days prior written notice to the Company. In such case, Ms. Britt may be required to perform her business duties and will be paid her regular salary up to the date of termination. At the option of the Company, the Company may require Ms. Britt to depart from the Company at any time during such thirty (30) day period upon receiving said thirty (30) days notice from Ms. Britt of the termination of the Agreement, and in such event, the Company shall only be required to pay Ms. Britt for the balance of her salary and benefits for that workweek, and not be required to continue to pay Ms. Britt any salary or benefits for the remainder of the thirty (30) day period.

8. Cooperation

Upon the termination of this Agreement for any reason, Ms. Britt agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Ms. Britt performed for the Company. Further, after termination of this Agreement, Ms. Britt will upon reasonable notice furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become a party.

9. Covenant Not To Compete and Non-Solicitation Agreement.

Ms. Britt agrees to properly execute an “Agreement Regarding Confidentiality of Information and Prohibition on Soliciting employees” (Appendix B hereto) and a “Non-Competition Agreement” (Appendix C hereto). The terms of those agreements are incorporated by reference and made part of this Agreement as if fully set forth in this Paragraph 9. The Restrictive covenants in those agreements shall survive the termination or expiration of this Agreement and/or the termination of Ms. Britt’s employment for any reason.

10. Resolution of Disputes by Arbitration

Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in the City of Miami in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the “Agreement Regarding Confidentiality of Information and Prohibition on Soliciting employees” and a “Non-Competition Agreement” referred to in Paragraphs 9 of this Agreement.

11. Adequate Consideration

Ms. Britt expressly agrees that the Company is providing adequate, reasonable consideration for the obligations imposed upon her in this Agreement.

12. Effect of Prior Agreements.

This Agreement and its appendices supersede any prior verbal or written agreement or understanding between the Company and Ms. Britt except as otherwise expressly set forth herein.

13. Limited Effect of Waiver by Company

If the Company waives a breach of any provision of this Agreement by Ms. Britt, that waiver will not operate or be construed as a waiver of other breaches of this Agreement by Ms. Britt.

14. Severability

If any provision of this Agreement is held invalid for any reason, said invalidity shall not affect the enforceability of any other provision of this Agreement, and all other provisions of this Agreement will remain in effect.

15. Assumption of Agreement by Company’s Successors and Assigns.

At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company’s successors and assigns. Ms. Britt may not assign her rights and obligations under this Agreement.

16. Applicable Law

Ms. Britt and the Company agree that this Agreement shall be subject to and enforceable under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 2 day of March, 2009.

Perry Ellis International, Inc.		Anita Britt

By:	/s/ Fanny Hanono	/s/ Anita Britt

APPENDIX “A”

RELOCATION EXPENSE AGREEMENT

This RELOCATION EXPENSE AGREEMENT (hereinafter, “Agreement”) is entered into by and between PERRY ELLIS INTERNATIONAL, INC., (“PERRY ELLIS”), and ANITA BRITT (“MS. BRITT”).

WHEREAS, MS. BRITT has agreed to become employed by PERRY ELLIS as Chief Financial Officer; and

WHEREAS, PERRY ELLIS has agreed to reimburse MS. BRITT for certain expenses related to MS. BRITT’s relocation to South, Florida; and

WHEREAS, the parties hereto desire to set forth in this Agreement the terms and conditions of MS. BRITT’s reimbursement of relocation expenses and her repayment of a portion of those benefits in the event she leaves employment as described herein;

NOW, THEREFORE, the parties agree as follows:

1. Execution of Agreement and Effective Date. This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

2. Reimbursement of Relocation Expenses.

A. Reimbursement for Temporary Housing. PERRY ELLIS will reimburse MS. BRITT for the reasonable cost of temporary housing incurred up to July 31, 2009. Reimbursements shall be limited to rent payments and utility costs. No reimbursement will be granted for property damage or any extraneous charges that result from MS. BRITT occupying the temporary housing.

B. Relocation Services. PERRY ELLIS will provide relocation services to MS. BRITT associated with her relocation to South Florida. MS. BRITT shall be required to use a vendor approved by PERRY ELLIS. MS. BRITT must submit receipts for any expenses reimbursable under this paragraph to the applicable vendor providing relocation services.

C. Limitation on Aggregate Reimbursement. The total aggregate amount reimbursable to MS. BRITT or payable on her behalf under Paragraph 2.B shall be no greater than One Hundred Fifty Thousand Dollars ($150,000.00).

D. Round Trip Air Fare. PERRY ELLIS will reimburse MS. BRITT for the cost of one round trip coach class airline ticket purchased during each full month beginning the first full month after the Effective Date and ending in June, 2009. Travel arrangements should be made through a travel agent designated by PERRY ELLIS.

E. Repayment of Housing and Moving Expenses and Airfare. MS. BRITT agrees to repay to PERRY ELLIS a prorated portion of any money paid to her under Paragraphs 2.A or 2.B or 2.D in the event that she, at any time prior to the second anniversary of the Effective Date: (1) resigns from employment; (2) retires from employment; or (3) is terminated from employment for “cause” as defined in Paragraph 5 of the written Employment Agreement between MS. BRITT and PERRY ELLIS. The prorated amount

1

payable by MS. BRITT shall be calculated by multiplying the total amount of money paid to MS. BRITT or on her behalf under Paragraphs 2.A and 2.B and 2.D by a fraction determined on the date of MS. BRITT’s termination, the numerator of which is the number of months remaining until the second anniversary of the Effective Date, the denominator of which is twenty-four (24). PERRY ELLIS shall be entitled, in addition to any other remedies, to set-off any repayment owed by MS. BRITT under this Paragraph 2.E against any final compensation or severance pay owed to MS. BRITT.

3. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Its language shall be construed as whole, according to its fair meaning, and not strictly for or against either party.

4. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder in full force and effect.

5. Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

6. Disputes. In the event of a dispute as to the interpretation, application or violation of this Agreement, it is understood and agreed that such dispute shall be submitted to final and binding arbitration in Miami-Dade County, Florida, pursuant to the rules of the American Arbitration Association.

7. Reasonable Time to Consider Signing Agreement. MS. BRITT acknowledges that she has been given a reasonable period of time to consider whether to sign this Agreement.

8. Encouragement to Consult Attorney. PERRY ELLIS hereby encourages MS. BRITT to consult her attorney before signing this Agreement.

THE PARTIES HAVE READ, UNDERSTOOD AND FULLY CONSIDERED THE AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

PERRY ELLIS INTERNATIONAL, INC.		ANITA BRITT

By:	/s/ Fanny Hanono	/s/ Anita Britt
Date:	3/2/09	Date:	3/2/09

2